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                                                                      Exhibit 11
                                                                      ----------
                              SECURITY FIRST CORP.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                              Year Ended March 31,
                                                     ----------------------------------------
                                                         1997          1996        1995(1)

PRIMARY: .......................................     $6,410,000     $5,606,000     $6,532,000
                                                     ==========     ==========     ==========
 Net Income
 Shares:
   Weighted average number of common shares
     outstanding ...............................      4,956,594      4,779,760      4,675,361
  Shares issuable from assumed exercise of
    stock options ..............................         92,346        143,948        143,611
                                                     ----------     ----------     ----------
  Total primary shares .........................      5,048,940      4,923,708      4,818,972
                                                     ==========     ==========     ==========
 Primary earnings per share ....................     $     1.27     $     1.14     $     1.36
                                                     ==========     ==========     ==========

FULLY DILUTED:

  Net Income ...................................     $6,410,000     $5,606,000     $6,532,000
  Adjustment for interest expense on convertible
    subordinated debentures, net of tax ........        391,000        391,000        409,000
                                                     ----------     ----------     ----------
  Net income applicable to fully diluted shares      $6,801,000     $5,997,000     $6,941,000
                                                     ==========     ==========     ==========
 Shares:
  Weighted average number of
    common shares outstanding ..................      4,956,594      4,779,760      4,675,361
  Shares issuable from assumed exercise of
    stock options ..............................        122,008        145,625        147,344

  Shares issuable from assumed conversion
    of convertible subordinated debentures .....        748,017        752,500        796,205
                                                     ----------     ----------     ----------
  Total fully diluted shares ...................      5,826,619      5,677,885      5,618,910
                                                     ==========     ==========     ==========

 Fully diluted earnings per share ..............     $     1.17     $     1.06     $     1.24
                                                     ==========     ==========     ==========
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(1) Primary and fully diluted earnings per share of First Kent Financial
Corporation, former parent of First Federal, subsequent to First Federal's mutual to stock conversion in June 1994 are calculated based on net income subsequent to the stock conversion divided by the weighted average shares outstanding subsequent to the stock conversion.